Filed Pursuant to Rule 424(b)(5)
Registration No. 333-178400
333-178400-08
333-178400-09

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Amount of Registration Fee
Teva Pharmaceutical Finance Company B.V. 2.950% Senior Notes due 2022	$1,300,000,000	$177,320(1)
Teva Pharmaceutical Industries Limited Guarantee of Teva Pharmaceutical Finance Company B.V. 2.950% Senior Notes due 2022	(2)	(2)
Teva Pharmaceutical Finance IV, LLC 2.250% Senior Notes due 2020	$700,000,000	$95,480(1)
Teva Pharmaceutical Industries Limited Guarantee of Teva Pharmaceutical Finance IV, LLC 2.250% Senior Notes due 2020	(2)	(2)
Total	$2,000,000,000	$272,800

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. A filing fee of $272,800 has been transmitted to the SEC in connection with the securities offered from the registration statement (File Nos. 333-178400, 333-178400-08 and 333-178400-09) by means of this prospectus supplement.

(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered.

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 9, 2011)

$2,000,000,000

Teva Pharmaceutical Finance Company B.V. $1,300,000,000 2.950% Senior Notes due 2022 Teva Pharmaceutical Finance IV, LLC $700,000,000 2.250% Senior Notes due 2020

Payment of principal and interest unconditionally guaranteed by

Teva Pharmaceutical Industries Limited

This is an offering by:

•	Teva Pharmaceutical Finance Company B.V. (“Teva BV”) of $1,300,000,000 of its 2.950% Senior Notes due 2022 (the “2022 notes”); and

•	Teva Pharmaceutical Finance IV, LLC (“Teva LLC”) of $700,000,000 of its 2.250% Senior Notes due 2020 (the “2020 notes” and, together with the 2022 notes, the “notes”).

The 2022 notes will mature on December 18, 2022, and the 2020 notes will mature on March 18, 2020. Teva BV will pay interest on the 2022 notes in arrears on June 18 and December 18 of each year, beginning June 18, 2013, to the holders of record at the close of business on the preceding June 1 and December 1, respectively. Teva LLC will pay interest on the 2020 notes in arrears on March 18 and September 18 of each year, beginning March 18, 2013, to the holders of record at the close of business on the preceding March 1 and September 1, respectively. Payment of all principal and interest payable on the notes is unconditionally guaranteed by Teva Pharmaceutical Industries Limited (“Teva”).

The issuers may redeem the notes, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice. The notes will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted on a semi-annual basis, at a rate equal to the sum of the Treasury Rate plus 20 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The notes will be unsecured senior obligations of their respective issuers, each of which is an indirect subsidiary of Teva, and the guarantees will be the unsecured senior obligations of Teva. Teva estimates that it will receive net proceeds of approximately $1.99 billion from this offering, which it intends to use, together with other available funds, to repay certain outstanding indebtedness. See “Use of Proceeds.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2022 note	Total	Per 2020 note	Total
Offering price(1)	99.802%	$1,297,426,000	99.955%	$699,685,000
Underwriting discount	0.450%	$5,850,000	0.400%	$2,800,000
Proceeds to issuer (before expenses)	99.352%	$1,291,576,000	99.555%	$696,885,000

(1)	Plus accrued interest, if any, from December 18, 2012, if settlement occurs after that date.

The underwriters expect to deliver the notes to investors through the book-entry facilities of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme, on or about December 18, 2012.

Joint Book-Running Managers

Barclays
Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley

Passive Book-Runners

BNP PARIBAS
Citigroup
Credit Suisse
HSBC

Co-Managers

DNB Markets
Mitsubishi UFJ Securities
Mizuho Securities
PNC Capital Markets LLC
RBC Capital Markets
SMBC Nikko

The date of this prospectus supplement is December 13, 2012.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

This prospectus supplement and accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) high net worth entities, and other persons to whom they may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under Article 3, paragraph 2 of the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the issuers or any of the managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither the issuers nor the managers have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the issuers or the managers to publish a prospectus for such offer. The expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

In connection with the issue of the notes, the joint book-running managers (or persons acting on behalf of any of the joint book-running managers) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the joint book-running managers (or persons acting on behalf of a joint book-running manager) will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the relevant joint book-running managers (or persons acting on behalf of any joint book-running manager) in accordance with all applicable laws and rules.

i

Prospectus Supplement

Prospectus

ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all references to the “Company,” “we,” “us,” “our” or “Teva” refer to Teva Pharmaceutical Industries Limited and its subsidiaries. All references to “Teva BV” refer to Teva Pharmaceutical Finance Company B.V. and all references to “Teva LLC” refer to Teva Pharmaceutical Finance IV, LLC. All references to the “issuers” refer to Teva BV and Teva LLC, each of which is an indirect subsidiary of Teva. All references to the “accompanying prospectus” are to the prospectus dated December 9, 2011.

The Company

We are a global company that combines a world leading generics business with a specialty pharmaceuticals business, as well as a joint venture focused on over-the-counter medicines. While our core business is generic pharmaceuticals, approximately 40% of our sales is generated from innovative and branded drugs, which include Copaxone® for multiple sclerosis, Azilect® for Parkinson’s disease, Nuvigil® for excessive sleepiness, Treanda®, an oncology medicine, and our respiratory and women’s health products. Our active pharmaceutical ingredient (“API”) manufacturing capabilities enable our own pharmaceutical production to be significantly vertically integrated.

Our global presence ranges from North and Latin America to Europe and Asia. We currently have direct operations in approximately 60 countries including 56 finished dosage pharmaceutical manufacturing sites in 23 countries, 17 pharmaceutical R&D centers and 21 API manufacturing sites.

During the nine months ended September 30, 2012, we generated approximately 52% of our sales in the United States, approximately 27% in Europe (which includes all European Union (“EU”) member states, Norway and Switzerland) and approximately 21% in our “rest of the world” markets (primarily Canada, Latin America, Israel, Russia and other Eastern European countries that are not members of the EU).

Teva was incorporated in Israel on February 13, 1944, and is the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131, Israel, and our telephone number is +972-3-926-7267.

Teva BV

Teva BV is a Curaçao private limited liability company that was formed on November 23, 2005. Its address is Schottegatweg Oost 29D, Curaçao, telephone number +5999-736-6066.

Teva LLC

Teva LLC is a limited liability company that was formed on December 1, 2008, under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

The Offering

Issuers	•	Teva Pharmaceutical Finance Company B.V. (“Teva BV”); and

•	Teva Pharmaceutical Finance IV, LLC (“Teva LLC”),

each of which is an indirect, wholly owned subsidiary of Teva Pharmaceutical Industries Limited (“Teva”) and has no assets or operations other than in connection with this and other debt offerings.

Securities Offered	•	$1,300,000,000 aggregate principal amount of 2.950% Senior Notes due 2022 of Teva BV (the “2022 notes”); and

•	$700,000,000 aggregate principal amount of 2.250% Senior Notes due 2020 of Teva LLC (the “2020 notes”).

Guarantees	Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal and interest, whether at maturity, upon redemption, by acceleration or otherwise (including any additional amounts in respect of taxes as described in “Description of the Notes and the Guarantees—Additional Tax Amounts”), if any, on the notes.

Ranking	As indebtedness of Teva, the guarantees will rank:

•	senior to the rights of creditors under debt expressly subordinated to the guarantees;

•	equally with other unsecured debt of Teva from time to time outstanding other than any that is subordinated to the guarantees;

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness; and

•	effectively junior to the indebtedness and other liabilities of Teva’s subsidiaries.

Maturity Dates	•	The 2022 notes will mature on December 18, 2022; and

•	the 2020 notes will mature on March 18, 2020.

Interest Payment Dates	•	June 18 and December 18 of each year, beginning June 18, 2013, and at maturity, in the case of the 2022 notes; and

•	March 18 and September 18 of each year, beginning March 18, 2013, and at maturity, in the case of the 2020 notes.

Interest Rates	•	2.950% per year in the case of the 2022 notes; and

•	2.250% per year in the case of the 2020 notes.

Optional Redemption

The applicable issuer may redeem its notes, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice. The notes will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined under “Description of the Notes and the Guarantees—Optional Redemption by the Applicable

Issuer”) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in “Description of the Notes and the Guarantees—Optional Redemption by the Applicable Issuer”) plus 20 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Use of Proceeds	Teva estimates that it will receive net proceeds of approximately $1.99 billion from this offering, which it intends to use, together with other available funds, to (i) repay the approximately $700 million remaining outstanding under a term loan credit facility, which bears interest at LIBOR plus 0.85%, or currently 1.0575% (the “Term Loan Credit Facility”), (ii) redeem the $1 billion outstanding principal amount of the 1.70% Senior Notes due November 10, 2014 of Teva LLC and pay the associated make-whole premium of approximately $25 million and (iii) repay other indebtedness and/or for general corporate purposes. The outstanding indebtedness being repaid was used to finance, or refinance short-term indebtedness used to finance, the acquisition of Cephalon Inc. in October 2011. See “Use of Proceeds.”

Conflicts of Interest	Certain affiliates of the underwriters of this offering are lenders under the Term Loan Credit Facility. Because more than 5% of the net proceeds of this offering will be used to repay the share of the Term Loan Credit Facility owed to such affiliates, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with that rule. See “Conflicts of Interest” and “Use of Proceeds.”

Form, Denomination and Registration	The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 principal amount and whole multiples of $1,000 in excess of $2,000. The notes will be evidenced by one or more global registered notes deposited with the trustee of the notes, as custodian for The Depository Trust Company (“DTC”). Beneficial interests in the global registered notes will be shown on, and transfers will be effected through, records maintained by DTC and its direct and indirect participants.

Absence of a Public Market for the Notes	The notes are new securities for which no market currently exists. One or more of the underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market making at any time in their sole discretion. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that any active or liquid market will develop in the notes.

Summary Selected Historical Financial Data of Teva

The following summary selected operating data of Teva for each of the years in the three-year period ended December 31, 2011 and summary selected balance sheet data at December 31, 2011 and 2010 are derived from Teva’s audited consolidated financial statements and related notes incorporated by reference into this prospectus supplement, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The summary selected operating data for each of the years in the two-year period ended December 31, 2008 and summary selected balance sheet data at December 31, 2009, 2008 and 2007 are derived from other audited consolidated financial statements of Teva, which have been prepared in accordance with U.S. GAAP.

The summary selected unaudited financial data of Teva as of and for each of the nine-month periods ended September 30, 2012 and 2011 are derived from unaudited consolidated financial statements incorporated by reference into this prospectus supplement. Such financial statements include, in Teva’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on these interim results as being indicative of results Teva may expect for the full year or any other interim period.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Teva, and you should read the summary selected historical financial data together with Teva’s audited and unaudited consolidated financial statements and related notes and “Operating and Financial Review and Prospects” included in Teva’s Annual Report on Form 20-F and Reports of Foreign Private Issuer on Form 6-K incorporated into this prospectus supplement by reference. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

Operating Data

	For the nine months ended September 30,		For the year ended December 31,
	2012	2011	2011	2010	2009	2008		2007
	(unaudited)
	U.S. dollars in millions (except per share and share amounts)
Net revenues	15,068	12,636	18,312	16,121	13,899	11,085		9,408
Cost of sales	7,201	6,002	8,797	7,056	6,532	5,117		4,531

Gross profit	7,867	6,634	9,515	9,065	7,367	5,968		4,877
Research and development expenses—net	914	724	1,095	951	825	2,188		581
Selling and marketing expenses	2,823	2,442	3,478	2,968	2,676	1,842		1,264
General and administrative expenses	920	617	932	865	823	669		637
Loss contingencies, impairments, settlements and others	1,335	352	901	410	638	124		—

Operating income	1,875	2,499	3,109	3,871	2,405	1,145		2,395
Financial expenses—net	240	85	153	225	202	345	*	91	*

Income before income taxes	1,635	2,414	2,956	3,646	2,203	800		2,304
Provision for income tax expense (benefit)	(27)	109	127	283	166	184	*	386	*

		2,305	2,829	3,363	2,037	616		1,918
Share in losses of associated companies—net	32	42	61	24	33	1		3

Net income	1,630	2,263	2,768	3,339	2,004	615		1,915
Net (income) loss attributable to non-controlling interests	13	(10)	(9)	(8)	(4)	(6	)**	(1	)**

Net income attributable to Teva	1,643	2,253	2,759	3,331	2,000	609		1,914

Earnings per share attributable to Teva:
—Basic ($)	1.88	2.52	3.10	3.72	2.29	0.78		2.49

—Diluted ($)	1.88	2.51	3.09	3.67	2.23	0.75		2.36

Weighted average number of shares (in millions):
—Basic	873	892	890	896	872	780		768

—Diluted	875	896	893	921	896	820		830

*	After giving retroactive effect to the adoption of an accounting pronouncement that requires issuers to account separately for the liability and equity components of convertible debt instruments that may be settled in cash (including partial cash settlement).
**	After giving retroactive effect to non-controlling interests reclassification.

Balance Sheet Data

	As of September 30, 2012	As of December 31,
		2011	2010	2009	2008		2007
	(unaudited)
	U.S. dollars in millions
Financial assets (cash and cash equivalents and marketable securities)	2,036	1,748	1,549	2,465	2,065		2,875
Working capital (operating assets and liabilities)	4,020	3,766	3,835	3,592	3,944		3,454
Total assets	49,580	50,142	38,152	33,210	32,520	*	23,423
Short-term debt, including current maturities	1,102	4,280	2,771	1,301	2,906		1,837
Long-term debt, net of current maturities	12,688	10,236	4,110	4,311	5,475		3,259
Total debt	13,790	14,516	6,881	5,612	8,381		5,096
Total equity	23,072	22,343	22,002	19,259	16,438	*	13,864

*	After giving retroactive effect to the adoption of an accounting pronouncement that requires issuers to account separately for the liability and equity components of convertible debt instruments that may be settled in cash (including partial cash settlement).

RISK FACTORS

Before you invest in the notes, you should carefully consider the risks involved. Accordingly, you should carefully consider the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors listed below and in the accompanying prospectus. See “Forward-Looking Statements.”

Risks Related to Our Business

Investment in our securities involves various risks. In making an investment decision, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011, our Reports of Foreign Private Issuer on Form 6-K that are incorporated herein by reference and any future filings made by Teva pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering as well as the risk factors below.

Risks Related to the Notes

There may not be a liquid market for the notes, and you may not be able to sell your notes at attractive prices or at all.

The notes are new issues of securities for which there is currently no trading market. Although one or more of the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. We do not intend to apply for listing of the notes on any exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading prices of the notes could fall, and even if an active trading market were to develop, the notes could trade at prices that may be lower than their respective initial offering prices. The trading price of the notes will depend on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	our financial condition, results of operations and prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in our industry and competition; and

•	general market and economic conditions.

As a result, we cannot assure you that you will be able to sell the notes at attractive prices or at all.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline significantly.

We cannot assure you what ratings, if any, will be assigned to the notes. In addition, we cannot assure you that any rating so assigned will remain for any given period of time or that the rating will not be lowered or withdrawn entirely by the rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

We may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the notes.

The terms of the notes do not impose any limitation the ability of Teva, the issuers or any of Teva’s other subsidiaries to incur additional unsecured debt. We may incur additional unsecured indebtedness in the future, which could have important consequences to holders of notes, including that we could have insufficient cash to meet our financial obligations, including our obligations under the notes, and that our ability to obtain additional financing could be impaired.

Because Teva and Teva BV are foreign entities, you may have difficulties enforcing your rights under the guarantees and under the 2022 notes.

Teva is an Israeli company. In addition, most of Teva’s officers, directors or persons of equivalent position reside outside of the United States. As a result, service of process on them may be difficult or impossible to effect in the United States. Furthermore, due to the fact that a substantial portion of our assets are located outside of the United States, it may be difficult to enforce judgments obtained against us or any of our directors and officers in a United States court.

Subject to various time limitations, an Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proved to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment is at conflict with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Teva BV is organized under the laws of Curaçao, its managing and supervisory directors reside outside the United States, and all or a significant portion of the assets of such persons are, and substantially all of the assets of Teva BV are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon Teva BV or any such person or to enforce against Teva BV or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and Curaçao do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in Curaçao.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in Curaçao, that party may submit to the Curaçao court the final judgment that has been rendered in the United States. A foreign judgment would be enforceable in Curaçao generally, without any re-examination of the merits of the original judgment provided that:

(1)	the judgment is final in the jurisdiction where rendered and was issued by a competent court;

(2)	the judgment is valid in the jurisdiction where rendered;

(3)	the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity for the defendant to defend against the foreign action;

(4)	the judgment does not violate natural justice or any compulsory provisions of Curaçao law or principles of public policy;

(5)	the terms and conditions governing the indenture do not violate any compulsory provisions of Curaçao law or principles of public policy;

(6)	the judgment is not contrary to a prior or simultaneous judgment of a competent Curaçao court; and

(7)	the judgment has not been rendered in proceedings of a penal, revenue or other public law nature.

The guarantees will effectively be subordinated to some of our existing and future indebtedness.

Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal of and interest, if any, on the notes. As indebtedness of Teva, the guarantees will be Teva’s general, unsecured obligations and will rank equally in right of payment with all of Teva’s existing and future unsubordinated, unsecured indebtedness. The guarantees will be effectively subordinated to any existing and future secured indebtedness Teva may have up to the value of the collateral securing that indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries with respect to the assets of those subsidiaries. These liabilities may include debt securities, credit facilities, trade payables, guarantees, lease obligations, letter of credit obligations and other indebtedness. See “Description of the Notes and the Guarantees—Description of the Guarantees.” The indentures governing the notes do not restrict us or our subsidiaries from incurring debt in the future, nor do the indentures limit the amount of indebtedness we can issue that is equal in right of payment. At September 30, 2012, Teva had no secured indebtedness outstanding, and its subsidiaries, other than finance subsidiaries, had approximately $2.2 billion of indebtedness outstanding.

Teva may be subject to restrictions on receiving dividends and other payments from its subsidiaries.

Teva’s income is derived in large part from its subsidiaries. Accordingly, Teva’s ability to pay its obligations under the guarantees depends in part on the earnings of its subsidiaries and the payment of those earnings to Teva, whether in the form of dividends, loans or advances. Such payment by Teva’s subsidiaries to Teva may be subject to restrictions. The indentures governing the notes do not restrict Teva, the issuers or Teva’s other subsidiaries from entering into agreements that contain such restrictions.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement contain or incorporate by reference some forward-looking statements. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the development and launch of our products, including product approvals and results of clinical trials;

•	projected markets and market size;

•	the results of the Cephalon acquisition;

•	anticipated results of litigation;

•	our projected revenues, market share, expenses, net income margins and capital expenditures; and

•	our liquidity.

This prospectus supplement contains or incorporates by reference forward-looking statements which express the current beliefs and expectations of management. Such statements involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to: our ability to develop and commercialize additional pharmaceutical products, competition from the introduction of competing generic equivalents and due to increased governmental pricing pressures, the effects of competition on sales of our innovative medicines, especially Copaxone® (including competition from innovative orally-administered alternatives as well as from potential generic equivalents), potential liability for sales of generic medicines prior to a final resolution of outstanding patent litigation, including that relating to our generic version of Protonix®, the extent to which we may obtain U.S. market exclusivity for certain of our new generic medicines, the extent to which any manufacturing or quality control problems damage our reputation for high quality production and require costly remediation, our ability to identify, consummate and successfully integrate acquisitions (including the acquisition of Cephalon), our ability to achieve expected results through our innovative R&D efforts, dependence on the effectiveness of our patents and other protections for innovative medicines, intense competition in our specialty pharmaceutical businesses, uncertainties surrounding the legislative and regulatory pathway for the registration and approval of biotechnology-based medicines, our potential exposure to product liability claims to the extent not covered by insurance, any failures to comply with the complex Medicare and Medicaid reporting and payment obligations, our exposure to currency fluctuations and restrictions as well as credit risks, the effects of reforms in healthcare regulation and pharmaceutical pricing and reimbursement, adverse effects of political instability and adverse economic conditions, major hostilities or acts of terrorism on our significant worldwide operations, increased government scrutiny in both the U.S. and Europe of our agreements with brand companies, interruptions in our supply chain or problems with our information technology systems that adversely affect our complex manufacturing processes, the impact of continuing consolidation of our distributors and customers, the difficulty of complying with U.S. Food and Drug Administration, European Medicines Agency and other regulatory authority requirements, potentially significant impairments of intangible assets and goodwill, potential increases in tax liabilities resulting from challenges to our intercompany arrangements, the termination or expiration of governmental programs or tax benefits, any failure to retain key personnel or to attract additional executive and managerial talent, environmental risks, and other factors that are discussed in this prospectus supplement, our Annual Report on Form 20-F for the year ended December 31, 2011, and in our other filings with the United States Securities and Exchange Commission (the “SEC”).

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our Reports of Foreign Private Issuer on Form 6-K that are filed with the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” above and in the accompanying prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here or in the accompanying prospectus could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with U.S. GAAP for each of the periods presented below was as follows:

	Nine months ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	6.7	12.5	16.5	9.4	4.5	9.5

CAPITALIZATION

The following table sets forth Teva’s capitalization as of September 30, 2012:

•	on a historical basis; and

•	on an as adjusted basis to give effect to the issuance and sale of the notes and the expected use of proceeds to repay certain outstanding indebtedness as described under “Use of Proceeds.”

We or our affiliates expect to enter into swap agreements or related hedging transactions in connection with the sale of the notes offered hereby to swap the fixed interest rate with respect to certain notes to a floating rate. You should read this table together with the unaudited consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus supplement.

	September 30, 2012 (Unaudited)
	Actual		As adjusted
	U.S. Dollars in Millions
Floating Rate Senior Notes due May 2013	200		200
0.25% Convertible Senior Debentures due 2026	531		531
Other short-term debt, including current maturities	371		371

Total short-term debt	1,102		1,102

Floating Rate Senior Notes due November 2013	1,100		1,100
Floating Rate Senior Notes due 2014	500		500
1.700% Senior Notes due 2014.	1,250		250
3.000% Senior Notes due 2015	1,000		1,000
5.550% Senior Notes due 2016	493		493
2.400% Senior Notes due 2016	950		950
0.99% and 1.42% JPY Term Loans due 2017 and 2019	1,283	*	1,283	*
1.500% CHF Senior Notes due 2018	479	**	479	**
2.875% EUR Senior Notes due 2019	1,286	***	1,286	***
2.250% Senior Notes due 2020	—		700
3.650% Senior Notes due 2021	1,750		1,750
2.950% Senior Notes due 2022	—		1,300
6.150% Senior Notes due 2036	987		987
Other long-term debt, net of current maturities	1,610		910

Total long-term debt	12,688		12,988
Equity:
Teva shareholders’ equity:
Ordinary shares of NIS 0.10 par value: authorized—2,500 million shares; issued and outstanding—actual—943 million shares	50		50
Additional paid-in capital	13,460		13,460
Retained earnings	12,250		12,250
Accumulated other comprehensive loss	(233)		(233)
Treasury shares—75 million ordinary shares	(2,593)		(2,593)

	22,934		22,934

Non-controlling interests	138		138

Total equity	23,072		23,072

Total capitalization	$36,862		$37,162

*	¥100.5 billion senior unsecured fixed-rate term loan facility (equivalent amount based on exchange rate published by Bloomberg Finance L.P. (“Bloomberg”) of ¥78.33 to $1.00 on September 28, 2012).
**	CHF 450 million senior notes (equivalent amount based on the exchange rate published by Bloomberg of CHF 0.9395 to $1.00 on September 28, 2012).
***	€1 billion senior notes (equivalent amount based on the exchange rate published by Bloomberg of €0.7776 to $1.00 on September 28, 2012).

USE OF PROCEEDS

Teva estimates that it will receive net proceeds of approximately $1.99 billion from this offering (which the issuers will on-lend to other Teva entities). Teva intends to use such net proceeds, together with other available funds, to (i) repay the approximately $700 million remaining outstanding under a term loan credit facility, which bears interest at LIBOR plus 0.85%, or currently 1.0575% (the “Term Loan Credit Facility”), (ii) redeem the $1 billion outstanding principal amount of the 1.70% Senior Notes due November 10, 2014 of Teva LLC and pay the associated make-whole premium of approximately $25 million and (iii) repay other indebtedness and/or for general corporate purposes. Payments of $140 million each outstanding under the Term Loan Credit Facility are due on April 11, 2013, October 11, 2013 and April 11, 2014, with the remaining $280 million due on October 13, 2014. The outstanding indebtedness being repaid was used to finance, or refinance short-term indebtedness used to finance, the acquisition of Cephalon in October 2011.

DESCRIPTION OF THE NOTES AND THE GUARANTEES

Teva BV will issue the 2.950% Senior Notes due 2022 (the “2022 notes”) under a senior indenture, dated as of November 10, 2011, by and among Teva BV, Teva and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture, to be dated as of December 18, 2012. Teva LLC will issue the 2.250% Senior Notes due 2020 (the “2020 notes”) under a senior indenture, dated as of November 10, 2011, by and among Teva LLC, Teva and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture, to be dated as of December 18, 2012. The terms of the notes include those provided in the applicable indenture. Teva will irrevocably and unconditionally guarantee the punctual payment by the applicable issuer of the principal of and premium and interest, if any, on the notes.

The following description is only a summary of the material provisions of the notes and the related indentures and guarantees. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the notes. You may request copies of these documents at our address set forth in the section titled “Incorporation of Certain Documents by Reference.”

When we refer to Teva in this section, we refer only to Teva Pharmaceutical Industries Limited, an Israeli corporation. When we refer to Teva BV, we refer to Teva Pharmaceutical Finance Company B.V., an indirect, wholly owned subsidiary of Teva organized as a Curaçao private limited liability company. When we refer to Teva LLC, we refer to Teva Pharmaceutical Finance IV, LLC, an indirect, wholly owned subsidiary of Teva organized as a Delaware limited liability company.

We refer to each of the two indentures referenced in the first paragraph of this section, as supplemented, as an indenture; we refer to each of Teva BV and Teva LLC as an issuer, and together, the issuers; and we refer to the 2022 notes and the 2020 notes, together, as the notes.

Brief Description of the Notes

The notes will:

•	initially be limited to:

•	$1,300,000,000 aggregate principal amount with respect to the 2022 notes; and

•	$700,000,000 aggregate principal amount with respect to the 2020 notes,

subject to reopening of the notes at the discretion of the applicable issuer;

•	accrue interest:

•

at a rate of 2.950% with respect to the 2022 notes, payable semi-annually in arrears on June 18 and December 18 of each year, beginning June 18, 2013, to the holders of record at the close of business on the preceding June 1 and December 1, respectively;

•

at a rate of 2.250% with respect to the 2020 notes, payable semi-annually in arrears on March 18 and September 18 of each year, beginning March 18, 2013, to the holders of record at the close of business on the preceding March 1 and September 1, respectively;

•	constitute general unsecured obligations of the applicable issuer;

•

be redeemable at the option of the applicable issuer at any time at the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 20 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (in addition to being redeemable as set forth below under “—Tax Redemption”); and

•	be due on:

•	December 18, 2022, in the case of the 2022 notes; and

•	March 18, 2020, in the case of the 2020 notes,

in each case, unless earlier redeemed by the applicable issuer.

None of the indentures contains any financial covenants or restrictions on the amount of additional indebtedness that Teva, any issuer or any of Teva’s other subsidiaries may incur except as described in “—Certain Covenants” below. The indentures do not protect you in the event of a highly leveraged transaction or change of control of Teva or any issuer. The notes do not contain any sinking fund provisions.

Each of the issuers may, without the consent of the holders, issue additional notes under the applicable indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided that such notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

You may present definitive registered notes for registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding registration of transfer and exchange of global registered notes, see “—Form, Denomination and Registration” below.

Description of the Guarantees

Teva will irrevocably and unconditionally guarantee the punctual payment when due, whether at maturity, upon redemption, by acceleration or otherwise, of the principal of and premium and interest (including any additional amounts in respect of taxes as provided herein), if any, on the notes. The respective guarantees will be enforceable by the trustee, the holders of the applicable notes and their successors, transferees and assigns.

Each guarantee will be an unsecured senior obligation of Teva. As indebtedness of Teva, after giving effect to the offerings contemplated hereby, each guarantee will rank:

•	senior to the rights of creditors under indebtedness expressly subordinated to the guarantee (at September 30, 2012, Teva had no subordinated indebtedness outstanding);

•

equally with other unsecured indebtedness of Teva from time to time outstanding other than any that is subordinated to the guarantee (at September 30, 2012, Teva had approximately $11.6 billion of senior unsecured indebtedness outstanding);

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness (at September 30, 2012, Teva had no secured indebtedness outstanding); and

•

effectively junior to the indebtedness and other liabilities of Teva’s subsidiaries (at September 30, 2012, Teva’s subsidiaries, other than finance subsidiaries, had approximately $2.2 billion of indebtedness outstanding).

Except as described in “—Certain Covenants” below, the indentures do not contain any financial covenants or restrictions on the amount of additional indebtedness that Teva, the applicable issuer or any of Teva’s other subsidiaries may incur.

Payment of Interest and Principal

Interest on the Notes

The 2022 notes will bear interest at the rate of 2.950% per year, payable semi-annually in arrears on June 18 and December 18 of each year, beginning June 18, 2013, to the holders of record at the close of business on the preceding June 1 and December 1, respectively, whether or not a Business Day. The 2020 notes will bear interest at the rate of 2.250% per year, payable semi-annually in arrears on March 18 and September 18 of each year, beginning March 18, 2013, to the holders of record at the close of business on the preceding March 1 and September 1, respectively, whether or not a Business Day. If an interest payment date for the notes falls on a day that is not a Business Day, interest will be payable on the next succeeding Business Day (as defined below) with the same force and effect as if made on such interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months, and will accrue from December 18, 2012, or from the most recent interest payment date to which interest has been paid.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the trustee’s corporate trust office is closed for business.

Mechanics of Payment

Except as provided below, the applicable issuer will pay interest on:

•	the global registered notes to DTC in immediately available funds;

•	any definitive registered notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	any definitive registered notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

At maturity, the applicable issuer will pay interest on the definitive registered notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

The applicable issuer will pay principal and premium, if any, on:

•	the global registered notes to DTC in immediately available funds; and

•	any definitive registered notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Reference to payments of interest in this section, unless the context otherwise requires, refer to the payment of interest and additional amounts in respect to taxes, if any.

Optional Redemption by the Applicable Issuer

The applicable issuer may redeem its notes, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the relevant notes, with a copy of such notice mailed to the trustee. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 20 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the relevant notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference

Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC and their respective successors and two other primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) selected by us. If any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the second Business Day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the relevant notes or any portion of such notes as is called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the relevant notes are to be redeemed, the notes to be redeemed shall be selected by the trustee on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate and subject to the rules of the applicable depositary.

The terms of the notes do not prevent Teva, Teva BV and Teva LLC from purchasing notes on the open market.

Certain Covenants

Limitations on Secured Debt. If Teva or any of its subsidiaries creates, incurs, assumes or suffers to exist any lien on any of its property (including a subsidiary’s stock or debt) to secure other debt, Teva will secure the notes on the same basis for so long as such other debt is so secured, unless, after giving effect to such lien, the aggregate amount of the secured debt then outstanding (not including debt secured by liens permitted below) plus the value of all sale and leaseback transactions described in paragraph (3) of “—Limitations on Sales and Leasebacks” below would not exceed 10% of Teva’s consolidated net worth. The restrictions do not apply to the following liens:

•	liens existing as of the date when the applicable issuer first issues notes pursuant to the applicable indenture;

•

liens on property created prior to, at the time of or within 120 days after the date of acquisition, completion of construction or completion of improvement of such property to secure all or part of the cost of acquiring, constructing or improving all or any part of such property;

•	landlord’s, material men’s, carriers’, workmen’s, repairmen’s or other like liens which are not overdue or which are being contested in good faith in appropriate proceedings;

•

liens existing on any property of a corporation or other entity at the time it became or becomes a subsidiary of Teva (provided that the lien has not been created or assumed in contemplation of that corporation or other entity becoming a subsidiary of Teva);

•	liens securing debt owing by a subsidiary to Teva or to one or more of its subsidiaries;

•

liens in favor of any governmental authority of any jurisdiction securing the obligation of Teva or any of its subsidiaries pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes; and

•	any extension, renewal, substitution or replacement of the foregoing, provided that the principal amount is not increased and that such lien is not extended to other property.

Limitations on Sales and Leasebacks. Teva will not, and will not permit any subsidiary to, enter into any sale and leaseback transaction covering any property after the date when the applicable issuer first issues notes pursuant to the applicable indenture unless:

1.	the sale and leaseback transaction:

A.	involves a lease for a period, including renewals, of not more than five years;

B.	occurs within 270 days after the date of acquisition, completion of construction or completion of improvement of such property; or

C.	is with Teva or one of its subsidiaries; or

2.	Teva or any subsidiary, within 270 days after the sale and leaseback transaction shall have occurred, applies or causes to be applied an amount equal to the value of the property so sold and leased back at the time of entering into such arrangement to the prepayment, repayment, redemption, reduction or retirement of any indebtedness of Teva or any subsidiary that is not subordinated to the notes and that has a stated maturity of more than twelve months; or

3.	Teva or any subsidiary would be entitled pursuant to the exceptions under “—Limitations on Secured Debt” above to create, incur, issue or assume indebtedness secured by a lien in the property without equally and ratably securing the notes.

Certain Other Covenants

Each indenture will contain certain other covenants regarding, among other matters, corporate existence and reports to holders of notes.

Additional Tax Amounts

None of the issuers of the notes, as the issuer, nor Teva, as the guarantor, will withhold or deduct from payments made with respect to the notes on account of any present or future taxes, duties, assessments or governmental charges imposed by or on behalf of any Taxing Jurisdiction taxing authority unless such withholding or deduction is required by law. The term “Taxing Jurisdiction” as used herein means with respect to the 2022 notes, Curaçao, Israel or any jurisdiction where a successor to Teva BV or Teva is incorporated or organized or considered to be a resident, if other than Curaçao or Israel, respectively, or any jurisdiction through which payments will be made, and with respect to the 2020 notes, the United States, Israel or any jurisdiction where a successor to Teva LLC or Teva is incorporated or organized or considered to be a resident, if other than the United States or Israel, respectively, or any jurisdiction through which payments will be made.

In the event that the applicable issuer or Teva is required to withhold or deduct on account of any such Taxes from any payment made under or with respect to the notes, that issuer or Teva, as the case may be, will:

•	withhold or deduct such amounts;

•

pay such additional tax amounts so that the net amount received by each holder of the relevant notes, including those additional tax amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted; and

•	pay the full amount withheld or deducted to the relevant tax or other authority in accordance with applicable law,

except that no such additional amounts will be payable in respect of any note:

1.	to the extent that such Taxes are imposed or levied by reason of such holder (or the beneficial owner) having some present or former connection with the Taxing Jurisdiction other than the mere holding (or beneficial ownership) of such note or receiving principal or interest payments on the notes (including but not limited to citizenship, nationality, residence, domicile, or the existence of a business, permanent establishment, a dependant agent, a place of business or a place of management present or deemed present in the Taxing Jurisdiction);

2.	in respect of any Taxes that would not have been so withheld or deducted but for the failure by the holder or the beneficial owner of the notes to make a declaration of non-residence, or any other claim or filing for exemption to which it is entitled or otherwise comply with any reasonable certification, identification, information, documentation or other reporting requirement concerning nationality, residence, identity or connection with the Taxing Jurisdiction if (a) compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or part of the Taxes, (b) the holder (or beneficial owner) is able to comply with these requirements without undue hardship and (c) we have given the holders (or beneficial owners) at least 30 calendar days prior notice that they will be required to comply with such requirement;

3.	in respect of any Taxes imposed on a holder or a beneficial owner of the notes who is an individual resident of the European Union as a result of such holder or beneficial owner’s failure to provide the requisite information to the applicable issuer to allow such holder to take advantage of the exemption from the savings income tax provided in article 10 of the Land Ordinance on Savings Income in Curaçao;

4.	to the extent that such Taxes are imposed by reason of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the notes, except as otherwise provided in the indenture;

5.	to the extent that any such Taxes would not have been imposed but for the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder would have been entitled to additional tax amounts had the notes been presented for payment on any date during such 30-day period; or

6.	any combination of items 1 through 5 above.

“Taxes” means, with respect to payments on the notes, all taxes, withholdings, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having power to tax.

The applicable issuer, as the issuer, and Teva, as the guarantor, will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the notes or any other document or instrument in relation thereto.

Tax Redemption

The notes may be redeemed as a whole, but not in part, at the option of the applicable issuer at any time prior to maturity, upon the giving of a notice of tax redemption to the holders, if the applicable issuer determines that, as a result of:

•

any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the Taxing Jurisdiction or any political subdivision or taxing authority of or in the Taxing Jurisdiction affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issuance of the notes, the applicable issuer, Teva or any successor to the applicable issuer or Teva, as the case may be, is or will become obligated to pay additional tax amounts with respect to the notes, as described above under “—Additional Tax Amounts”; provided that the applicable issuer (or its successor), in its business judgment, determines that such obligation cannot be avoided by the applicable issuer, Teva or any successor, as the case may be, taking reasonable measures available to it.

The redemption price will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the date fixed for redemption. The date and the applicable redemption price will be specified in the notice of tax redemption, which notice will be given not earlier than 90 days prior to the earliest date on which the applicable issuer (or its successor) or, as the case may be, Teva (or its successor) would be obligated to pay such additional tax amounts if a payment in respect of the notes were actually due on such date and, at the time such notification of redemption is given, such obligation to pay such additional tax amounts remains in effect.

Prior to giving the notice of a tax redemption, the applicable issuer (or its successor) will deliver to the trustee:

•

a certificate signed by a duly authorized officer stating that the applicable issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the applicable issuer to so redeem have occurred; and

•	an opinion of independent legal counsel of recognized standing to that effect based on the statement of facts.

Events of Default

Each of the following constitutes an event of default under each indenture:

(1)	the applicable issuer’s failure to pay when due the principal and premium, if any, of any of the notes issued under that indenture at maturity or upon redemption;

(2)	the applicable issuer’s failure to pay an installment of interest (including additional amounts, if any) on any of the notes issued under that indenture for 30 days after the date when due;

(3)	Teva’s failure to perform its obligations under its guarantees under that indenture;

(4)	except as permitted by the applicable indenture, the related guarantee by Teva shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Teva, or any person acting on behalf of the Teva, shall deny or disaffirm its obligations under that guarantee;

(5)

Teva’s or the applicable issuer’s failure to perform or observe any other term, covenant or agreement contained in the applicable indenture or the notes issued under it for a period of 60 days after written notice of such failure, requiring Teva or the applicable issuer, as the case may be, to remedy the same, shall have been given to the applicable issuer by the trustee or to the applicable issuer and the trustee by the holders of at least 25% in aggregate principal amount of the relevant notes then outstanding;

(6)	Teva’s or the applicable issuer’s default under any Indebtedness (as defined below) for money borrowed by it, the aggregate outstanding principal amount of which is in an amount in excess of $100 million, for a period of 30 days after written notice to the applicable issuer by the trustee or to the applicable issuer and the trustee by holders of at least 25% in aggregate principal amount of the relevant notes then outstanding, which default:

•

is caused by Teva or the applicable issuer’s, as the case may be, failure to pay when due principal or interest on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

•	results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

(7)	Teva or the applicable issuer’s, bankruptcy, insolvency or reorganization.

Each indenture will provide that the trustee shall (other than in the case of (7) above, which shall result in the notes becoming immediately due and payable), within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes affected then outstanding may declare the principal amount of the relevant notes due and payable together with accrued interest, and then the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the relevant notes then outstanding.

Each indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified to its satisfaction by the holders of the notes before proceeding to exercise any right or power under that indenture at the request of such holders. Each indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

Each issuer will be required to furnish annually to the trustee a statement as to the fulfillment of its obligations under the applicable indenture.

“Indebtedness” means, with respect to any person:

(1)	any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed such person in the ordinary course of business in connection with the obtaining of materials or services;

(2)	obligations under exchange rate contracts or interest rate protection agreements;

(3)	any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance;

(4)	any liability of another person of the type referred to in clause (1), (2) or (3) which has been assumed or guaranteed by such person; and

(5)	any obligations described in clauses (1) through (3) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person.

Consolidation, Merger or Assumption

An issuer may, without the consent of the holders of the notes that it issues, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation, limited liability company, partnership or trust organized under the laws of Curaçao, in the case of Teva BV, or the laws of the United States, any state thereof and the District of Columbia, in the case of Teva LLC, provided that:

•	the successor entity assumes all of the obligations of the applicable issuer under the applicable indenture and the notes that such issuer has issued; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Under the terms of each indenture, Teva may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its assets to any other corporation provided that:

•	the successor corporation assumes all of the obligations of Teva under that indenture and the notes issued pursuant to it; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Each indenture provides that so long as any notes issued under it are outstanding, all of the applicable issuer’s capital stock or membership interests, as applicable, will be owned directly or indirectly by Teva or its successor.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

Each indenture provides that it cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of the principal of or any installment of interest on that note;

•	reduce the principal amount of or interest on that note;

•	change the currency of payment of that note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to that note;

•	modify the applicable issuer’s obligations to maintain an office or agency in New York City;

•	modify Teva’s obligation to own, directly or indirectly, all of the applicable issuer’s outstanding capital stock or membership interests, as applicable;

•	modify the redemption provisions of that indenture in a manner adverse to the holders of the notes;

•	modify the applicable guarantee in a manner adverse to the holders of the notes;

•	reduce the percentage in aggregate principal amount of outstanding notes necessary to modify or amend that indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution.

Changes Requiring Majority Approval

Except as described above, each indenture may be modified or amended with the written consent of the holders of at least a majority in aggregate principal amount the notes affected at the time outstanding.

Changes Requiring No Approval

Each indenture may be modified or amended by the applicable issuer, Teva and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to Teva or the applicable issuer’s covenants for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Teva or the applicable issuer;

•	providing for the assumption of Teva or the applicable issuer’s obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of that indenture under the Trust Indenture Act;

•

curing any ambiguity, supplying any omission or correcting any defective provision contained in that indenture; provided that such modification or amendment does not, in the good faith opinion of the applicable issuer’s managing and supervisory directors, adversely affect the interests of the holders of notes in any material respect; and provided, further, that any amendment made solely to conform the provisions of that indenture to the description of the notes issued under that indenture contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders of the notes; or

•	adding or modifying any other provisions which the applicable issuer and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Satisfaction and Discharge

The applicable issuer and Teva may satisfy and discharge their obligations under an indenture while notes issued under that indenture remain outstanding if:

•	all outstanding notes issued under that indenture have become due and payable at their scheduled maturity; or

•	all outstanding notes issued under that indenture have been called for redemption,

and, in either case, the applicable issuer has deposited with the trustee an amount sufficient to pay and discharge all outstanding notes issued under that indenture on the date of their scheduled maturity or the scheduled date of redemption, as the case may be.

Governing Law

Each indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and Paying Agent

The Bank of New York Mellon, as trustee under each indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business. The trustee shall be under no obligation to exercise any of the trusts or powers vested in it by an indenture at the request, order or direction of any of the holders of the notes pursuant to such indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred therein or thereby.

Form, Denomination and Registration

Denomination and Registration. The notes will be issued in fully registered form, without coupons, in denominations of $2,000 principal amount and whole multiples of $1,000 in excess of $2,000.

Global Notes; Book-Entry Form. The notes will be represented by permanent global notes in definitive, fully registered form without interest coupons. The global registered notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Except as set forth below, the global registered notes will be transferable, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant whether directly or indirectly.

Upon the issuance of the global registered notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by the global registered notes to the accounts of participants. The accounts credited will be designated by the underwriters of the beneficial interests. Ownership of beneficial interests in the global registered notes is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global registered notes is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global registered notes other than participants).

So long as DTC or its nominee is the registered holder and owner of the global registered notes, DTC or its nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global registered notes for all purposes under the applicable indenture and the notes. Except as set forth below, owners of beneficial interests in the global registered notes will not be entitled to receive definitive registered notes and will not be considered to be the owners or holders of any notes under the global registered notes. The issuers understand that under existing industry practice, in the event an owner of a beneficial interest in the global registered notes desires to take any action that DTC, as the holder of the global registered notes, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global registered notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

The applicable issuer will make payments of the principal and interest on the notes represented by the global registered notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global registered notes.

The issuers expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global registered notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global registered notes as shown on the records of DTC or its nominee. The issuers also expect that payments by participants and indirect participants to owners of beneficial interests in the global registered notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and none of the applicable issuer, Teva, the trustee or any paying agent will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global registered notes;

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and indirect participants and the owners of beneficial interests in the global registered notes.

Unless and until they are exchanged in whole or in part for definitive registered notes, the global registered notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream, as applicable.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global registered notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global registered notes from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and the credit of any transactions interests in the global registered notes settled during the processing day will be reported to the relevant Euroclear or Clearstream participant on that day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global registered notes by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

The issuers expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts at DTC interests in the global registered notes are credited and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given direction. However, if there is an event of default under the notes, DTC will exchange the global registered notes for definitive registered notes, which it will distribute to its participants.

Although the issuers expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global registered notes among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of the applicable issuer, Teva, the trustee or any paying agent have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global registered notes or ceases to be a clearing agency registered under the Exchange Act and the applicable issuer does not appoint a successor depositary within 90 days, the applicable issuer will issue definitive registered notes in exchange for the global registered notes.

Definitive Notes. Definitive registered notes may be issued in exchange for notes represented by global registered notes only if the applicable issuer does not appoint a successor depositary as set forth above under “—Global Notes; Book-Entry Form” or in other limited circumstances set forth in the applicable indenture.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Willkie Farr & Gallagher LLP, the following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion only applies to notes that meet all of the following conditions:

•

they are purchased by those initial holders who purchase notes at the respective “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of Interest

It is expected (and this discussion assumes) that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note (including any additional amounts and tax withheld from such interest or additional amounts) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Interest income earned by a U.S. Holder will constitute U.S. source income for U.S. federal income tax purposes with respect to the 2020 notes and will constitute foreign source income for U.S. federal income tax purposes with respect to the 2022 notes, which may be relevant to a U.S. Holder in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal its initial investment in that note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above.

Gain or loss realized on the sale, exchange or retirement of a note will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Certain non-corporate U.S. Holders are eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax

In addition to the above, newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay up to an additional 3.8% tax on interest and capital gains for taxable years beginning after December 31, 2012.

Additional Withholding Requirements

On March 18, 2010, the Foreign Account Tax Compliance Act (“FATCA”) was signed into law as part of the Hiring Incentives to Restore Employment Act. Under certain circumstances, FATCA will impose a withholding tax of 30% on payments of U.S. source interest on, and the gross proceeds from a disposition of, the debt securities made to certain foreign entities unless various information reporting requirements are satisfied. These rules generally would apply to payments made with respect to debt securities after December 31, 2012, other than with respect to debt securities outstanding on March 18, 2012.

Despite the December 31, 2012 date set forth in FATCA, the IRS has issued proposed Treasury Regulations indicating that the withholding requirements with respect to interest will be delayed until January 1, 2014 and a notice indicating that for certain instruments, the withholding requirements will be delayed until six months after the date on which final regulations defining certain key terms have been issued. The notice further indicates that the withholding requirements with respect to gross proceeds will be delayed until January 1, 2017. In addition, under the proposed Treasury Regulations, withholding will generally not apply to debt securities outstanding on January 1, 2013. These proposed regulations would be effective once finalized. You are urged to consult your own tax advisors regarding FATCA and the proposed Treasury Regulations and notice as they apply to the notes.

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or does not otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion under “—Certification Requirement” below, there generally should not be any material U.S. federal income tax consequences to a Non-U.S. Holder of the 2022 notes . However, because the proceeds of the 2022 notes may be on-lent, in whole or in part, to a U.S. corporation, interest paid to a Non-U.S. Holder may be subject to U.S. federal income tax rules applicable to certain back-to-back financing arrangements through non-U.S. intermediaries. If applicable, these rules could impose on the issuer a withholding obligation with respect to interest payments to Non-U.S. Holders even though the issuer itself is not a U.S. person. In that event, a Non-U.S. Holder of the 2022 notes should still be entitled to an exemption from U.S. withholding if:

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the U.S. borrower entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the U.S. borrower through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Subject to the discussion below concerning backup withholding, payments of principal and interest on the 2020 notes by any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Teva LLC or Teva Pharmaceuticals USA, Inc. (“Teva USA”) entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Teva LLC or Teva USA through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the 2020 notes will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States (and if an income tax treaty applies, to a permanent establishment in the United States).

Certification Requirement

Interest on the 2020 notes will not be exempt from withholding tax unless the beneficial owner of that note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a U.S. person. If the beneficial owner of such a note fails to make this certification, payments of interest on that note will be subject to U.S. federal withholding tax at a rate of 30%. Further, if the rules relating to back-to-back financing arrangements described above apply, a Non-U.S. Holder of the 2022 notes should expect to be subject to U.S. withholding tax unless that Holder provides certification of non-U.S. status on Form W-8BEN and satisfies the ownership tests described above.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that, in the case of the 2020 notes, the Holder will be required to provide to Teva LLC a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

With respect to the 2020 notes, information returns will be filed with the U.S. Internal Revenue Service in connection with payments on such notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the U.S. Internal Revenue Service in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments on such notes or on the proceeds from a sale or other disposition of such notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

With respect to the 2022 notes, U.S. information reporting and backup withholding will generally not apply to payments made on such notes held through a non-U.S. bank or other non-U.S. financial institution that is a participant in Euroclear, Clearstream or The Depository Trust Company. In certain situations, however, information reporting and backup withholding may apply to these payments if a Non-U.S. Holder does not comply with applicable certification procedures to establish that it is not a U.S. person. Payments of sale proceeds made within the United States or through certain U.S.-related financial institutions may be subject to information reporting and backup withholding unless the Non-U.S. Holder complies with applicable certification procedures to establish that it is not a U.S. person.

CURAÇAO TAX ISSUES

The following is a summary of certain material Curaçao tax considerations relating to the purchase, ownership and disposition of the 2022 notes (such notes, “Curaçao notes”) by persons who are not residents of Curaçao for Curaçao tax purposes. It is not, however, a complete analysis of all the potential tax considerations that may be applicable to all potential investors.

The following discussion is for general information only. Investors considering the purchase of Curaçao notes should consult their own tax advisors with respect to the application of Curaçao tax laws to their particular situations as well as any tax consequences arising under any non-Curaçao taxing jurisdiction or under any applicable tax treaty.

Payments of Interest

Under existing Curaçao laws and except as described in the next paragraph, payments of interest in respect of Curaçao notes will not be subject to taxation in Curaçao and no withholding will be required on such payments to any holders of a Curaçao note, including beneficial owners that are U.S. Holders (as defined above in “United States Federal Income Tax Considerations”).

Beneficial owners of Curaçao notes that are individuals residing in the European Union will generally be subject to a withholding tax on payments of interest in respect of the notes based on the Land Ordinance on savings income P.B. 2006/50. As of July 1, 2012, the withholding tax rate is 35%. This withholding tax may be avoided, however, if the individual residing in the European Union makes a written request to the applicable issuer certifying as to the accuracy of the following information to the applicable issuer in order for the applicable issuer to exchange the following information with the Curaçao tax authorities who would in turn share such information with the relevant EU Member State:

1.	Full name of the beneficiary as stated in the passport or other identification document;

2.	Country of residence of the beneficiary;

3.	Tax identification number of the beneficiary;

4.	Day of birth;

5.	Address (street name, city and zip code) of the beneficiary;

6.	Dates of interest payment;

7.	Type of interest payment and amount of interest payment; and

8.	Bank account number of the beneficiary.

Sale, Exchange or Retirement of the Notes

Under existing Curaçao laws, gains derived from the sale of Curaçao notes by a holder of Curaçao notes will not be subject to taxation in Curaçao.

ISRAELI TAX ISSUES

The following is a summary of certain material Israeli tax considerations relating to the purchase, ownership and disposition of the notes by persons who are not residents of the State of Israel for Israeli tax purposes. It is not, however, a complete analysis of all the potential tax considerations that may be applicable to all potential investors.

The following discussion is for general information only. Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of Israeli income tax laws to their particular situations as well as any tax consequences arising under any non-Israeli taxing jurisdiction or under any applicable tax treaty.

Withholding Taxes on Interest Payable by Teva to Non-Israeli Residents

An Israeli company paying interest on a note denominated in a foreign currency to an individual who is a non-Israeli resident is required to withhold tax at a rate of 25%, except for interest paid to “material shareholders,” who are subject to tax according to their marginal tax rate. “Material shareholders” for these purposes are shareholders who hold directly or indirectly, including with others, at least 10% of any means of control in the company. Taxes to be withheld from interest paid to non-Israeli residents by an Israeli company may be reduced under an applicable tax treaty.

An Israeli company paying interest on a similar note to a corporate entity will be subject to withholding tax in accordance with the applicable corporate tax rate for the year in which the interest is paid (such rate is currently 25%).

The aforementioned might only apply if Teva as a guarantor pays interest on the notes.

In the event that interest is paid by Teva as a guarantor to a United States tax resident entitled to the reduced tax rate under the U.S.-Israel tax treaty, then the tax rate on such gross interest amounts paid shall not exceed 17.5% (whether the recipient is an individual or a corporation).

Teva and each of the issuers have agreed to pay certain additional amounts in connection with withholding taxes or deductions that may be imposed by Israeli or Curaçao authorities. See “Description of the Notes and the Guarantees—Additional Tax Amounts.”

UNDERWRITING

Teva and the respective issuers have entered into underwriting agreements with Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters, pursuant to which, and subject to the terms and conditions of which, Teva and each of the issuers have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from them the principal amount of notes set forth in the following table.

Underwriters	Principal Amount of the 2022 notes	Principal Amount of the 2020 notes
Barclays Capital Inc.	$175,500,000	$94,500,000
Goldman, Sachs & Co.	175,500,000	94,500,000
J.P. Morgan Securities LLC	175,500,000	94,500,000
Morgan Stanley & Co. LLC	175,500,000	94,500,000
BNP Paribas Securities Corp.	130,000,000	70,000,000
Citigroup Global Markets Inc.	130,000,000	70,000,000
Credit Suisse Securities (USA) LLC	130,000,000	70,000,000
HSBC Securities (USA) Inc.	130,000,000	70,000,000
DNB Markets, Inc.	13,000,000	7,000,000
Mitsubishi UFJ Securities (USA), Inc.	13,000,000	7,000,000
Mizuho Securities USA Inc.	13,000,000	7,000,000
PNC Capital Markets LLC	13,000,000	7,000,000
RBC Capital Markets, LLC	13,000,000	7,000,000
SMBC Nikko Capital Markets Limited	13,000,000	7,000,000

Total	$1,300,000,000	$700,000,000

Each underwriting agreement provides that the underwriters’ obligation to purchase the notes to be purchased thereunder depends on the satisfaction of certain customary conditions contained in the underwriting agreement.

The underwriters have advised us that they intend to offer the notes initially at the applicable offering prices shown on the cover page of this prospectus supplement and may offer notes to certain dealers at the offering prices less selling concessions not to exceed the amounts per $1,000 aggregate principal amount shown in the following table. The underwriters may allow, and dealers may reallow, concessions on sales to other dealers not to exceed the amounts per $1,000 aggregate principal amount shown in the following table. After the initial offering of the notes, the underwriters may change the public offering prices and the concessions to selected dealers. The offering of the notes by the underwriters is subject to receipt and acceptance and is also subject to the underwriters’ right to reject any order in whole or in part.

	Maximum Selling Concession Per $1,000 Aggregate Principal Amount	Maximum Allowances and Reallowances per $1,000 Aggregate Principal Amount
2022 notes	$3.00	$2.50
2020 notes	2.50	1.25

Commissions and Expenses

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering. The underwriting discounts and commissions are equal to 0.450% of the principal amount of the 2022 notes and 0.400% of the principal amount of the 2020 notes.

	Per Note	Total
2022 notes	$4.50	$5,850,000
2020 notes	4.00	2,800,000

Total		$8,650,000

The expenses of the offering that are payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $800,000.

Prior to this offering, there has been no public market for the notes. One or more of the underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or an adequate trading market for the notes.

Price Stabilization and Short Positions

The underwriters may engage in over-allotment and stabilizing transactions or purchases and passive market making for the purpose of pegging, fixing or maintaining the price of the notes in accordance with Regulation M under the Exchange Act:

•

Over-allotment involves sales by the underwriters of notes in excess of the number of notes the underwriter is obligated to purchase, which creates a short position. Since the underwriters in this offering do not have an option to purchase additional securities, their short position will be a naked short position. A naked short position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions as well as other purchases made by the underwriters for their own accounts may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Lock-up Agreements

The issuers and Teva have agreed with the underwriters that, unless we receive the prior written consent of Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, which we refer to as the representatives, we may not, subject to certain customary exceptions, from the date of the underwriting agreements to the closing date of this offering, directly or indirectly, offer, sell, or contract to sell, or otherwise dispose of any debt securities (other than the notes offered hereby) issued or guaranteed by the issuers or Teva.

Indemnification

We have agreed to indemnify the several underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of certain representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

Purchasers of the notes offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

Israeli Legal Matters

This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of notes in Israel may be made only in accordance with the Israeli Securities Act-1968 (which requires, among other things, the filing of a prospectus in Israel).

United Kingdom Legal Matters

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the applicable issuer or Teva; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

European Economic Area Legal Matters

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented, warranted and agreed that it has not made and will not make an offer of notes to the public in that Relevant Member State except that it may make an offer of notes:

a)	to any legal entity which is a qualified investor as such term is defined by the applicable Relevant Member State;

b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as such term is defined by the applicable Relevant Member State), as permitted under the Prospectus Directive, in any Relevant Member State subject to obtaining the prior consent of the other underwriters; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided no such offer of the notes shall result in a requirement for the publication by the issuers or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong Legal Matters

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan Legal Matters

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore Legal Matters

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Each underwriter has represented and agreed that it will comply with applicable laws and regulations in each jurisdiction (including each jurisdiction in the European Economic Area that has not, as of the date of this prospectus supplement, implemented the Prospectus Directive) in which it acquires, offers, sells or delivers the notes, or has in its possession or distributes any free writing prospectus and any preliminary prospectus or final prospectus relating to the notes.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, the underwriters and their respective affiliates have directly and indirectly provided investment and/or commercial banking services to us, and may do so in the future, for which they have received customary compensation and expense reimbursement, including, but not limited to, serving as financial advisors to us and assisting in obtaining financing and acting as lenders under our credit facilities.

As described in “Conflicts of Interest,” certain affiliates of the underwriters of this offering are lenders under the Term Loan Credit Facility. Because more than 5% of the net proceeds of this offering will be used to repay the share of the Term Loan Credit Facility owed to such affiliates, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with that rule. See “Conflicts of Interest” and “Use of Proceeds.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuers or Teva. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

CONFLICTS OF INTEREST

Certain affiliates of the underwriters of this offering are lenders under the Term Loan Credit Facility. Because more than 5% of the net proceeds of this offering will be used to repay such affiliates’ share of the Term Loan Credit Facility, the underwriters are deemed to have a conflict of interest under FINRA Rule 5121 and consequently, this offering will be conducted in accordance with that rule. As required by FINRA Rule 5121, no underwriter having a conflict of interest will confirm sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

EXPERTS

The consolidated financial statements of Teva as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus supplement by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2011 have been so included in reliance on the audit report of Kesselman & Kesselman, independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of the notes offered by this prospectus supplement will be passed upon for the issuers by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Curaçao law with respect to the validity of the notes offered by this prospectus supplement will be passed upon for Teva BV by VanEps Kunneman VanDoorne, Curaçao. Certain legal matters with respect to Israeli law with respect to the validity of the notes offered by this prospectus supplement will be passed upon for the issuers by Tulchinsky Stern Marciano Cohen Levitski & Co., Israel. Certain legal matters relating to this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and, with respect to Israeli law, by Meitar Liquornik Geva & Leshem Brandwein, Ramat Gan, Israel.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we have filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus supplement. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and filed electronically with the SEC. We began filing through the EDGAR system on October 31, 2002.

Our ADSs are quoted on the New York Stock Exchange under the symbol “TEVA.” You may inspect certain reports and other information concerning us at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated into this prospectus supplement and the accompanying prospectus by reference:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2011; and

(2)	Our Reports of Foreign Private Issuer on Form 6-K, filed with the SEC on January 3, 2012 (two reports), March 2, 2012, March 5, 2012, March 6, 2012, March 8, 2012 (two reports), March 14, 2012, March 16, 2012, March 21, 2012, March 23, 2012, March 28, 2012, April 4, 2012 (two reports), April 5, 2012, April 18, 2012, April 20, 2012, April 25, 2012, April 27, 2012, May 1, 2012, May 8, 2012 (two reports), May 9, 2012 (report filed at 4:34:17 p.m. EDT), May 17, 2012, June 8, 2012, June 19, 2012 (two reports), June 21, 2012, July 2, 2012, August 2, 2012 (two reports), August 6, 2012 (report filed at 7:15:58 a.m. EDT), August 8, 2012 (two reports), August 17, 2012 (two reports), August 30, 2012, September 13, 2012 (two reports), September 17, 2012, September 27, 2012, October 10, 2012 (two reports), October 18, 2012 (two reports), October 22, 2012 (two reports), October 25, 2012 (three reports), October 26, 2012, November 1, 2012 (report filed at 12:31:47 p.m. EDT), November 5, 2012, November 9, 2012, November 26, 2012 and December 11, 2012 (report filed at 8:10:06 a.m. EST).

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and until this offering is completed shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may also obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7267

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

American Depositary Shares, each representing

one Ordinary Share, Debt Securities,

Purchase Contracts, Units and Warrants

TEVA PHARMACEUTICAL FINANCE IV, LLC

TEVA PHARMACEUTICAL FINANCE V, LLC

TEVA PHARMACEUTICAL FINANCE VI, LLC

TEVA PHARMACEUTICAL FINANCE COMPANY B.V.

TEVA PHARMACEUTICAL FINANCE III B.V.

TEVA PHARMACEUTICAL FINANCE IV B.V.

TEVA PHARMACEUTICAL FINANCE V B.V.

TEVA PHARMACEUTICAL FINANCE VI B.V.

TEVA PHARMACEUTICAL FINANCE N.V.

Debt Securities, fully and unconditionally guaranteed by

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We and our finance subsidiaries may offer and sell from time to time:

•	American Depositary Shares, or ADSs, each representing one ordinary share;

•	senior or subordinated debt securities;

•	purchase contracts;

•	units; and

•	warrants.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Our ADSs are quoted on the Nasdaq National Market under the symbol “TEVA.” If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and the documents we incorporate by reference. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that Teva and the other registrants filed with the United States Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, any of the registrants may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities which we may offer and the related guarantees, if any, of those securities. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus and any supplement to this prospectus to “Teva,” “we,” “us” and “our” refer to Teva Pharmaceutical Industries Limited and its subsidiaries, collectively. References to “Teva Finance IV LLC” refer to Teva Pharmaceutical Finance IV, LLC. References to “Teva Finance V LLC” refer to Teva Pharmaceutical Finance V, LLC. References to “Teva Finance VI LLC” refer to Teva Pharmaceutical Finance VI, LLC. References to the “LLCs” refer to Teva Finance IV LLC, Teva Finance V LLC and Teva Finance VI LLC. References to “Teva Finance Company BV” refer to Teva Pharmaceutical Finance Company B.V. References to “Teva Finance III BV” refer to Teva Pharmaceutical Finance III B.V. References to “Teva Finance IV BV” refer to Teva Pharmaceutical Finance IV B.V. References to “Teva Finance V BV” refer to Teva Pharmaceutical Finance V B.V. References to “Teva Finance VI BV” refer to Teva Pharmaceutical Finance VI B.V. References to “Teva Finance NV” refer to Teva Pharmaceutical Finance N.V. References to the “BVs” refer to Teva Finance Company BV, Teva Finance III BV, Teva Finance IV BV, Teva Finance V BV, Teva Finance VI BV and Teva Finance NV. References to the “finance subsidiaries” refer to the LLCs and the BVs, collectively.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We are a global pharmaceutical company that develops, produces and markets generic drugs in all major therapeutic categories. We are the leading generic drug company in the world—with the leading position in the United States (in terms of both value and volume) as well as in Europe (in terms of value). While our core business is generic pharmaceuticals, approximately 30% of our sales is generated from innovative and branded drugs, which include Copaxone® for multiple sclerosis and Azilect® for Parkinson’s disease as well as biosimilars, respiratory and women’s health products. Our active pharmaceutical ingredient (“API”) manufacturing capabilities enable our own pharmaceutical production to be significantly vertically integrated.

Our global presence ranges from North and Latin America to Europe and Asia. We currently have direct operations in approximately 60 countries including 40 finished dosage pharmaceutical manufacturing sites in 19 countries, 28 pharmaceutical R&D centers and 21 API manufacturing sites.

In 2010, we generated approximately 60% of our sales in North America, approximately 25% in Europe (which includes all European Union (“EU”) member states and other Western European countries) and approximately 15% in other regions (primarily Latin America, Israel, Russia and other Eastern European countries that are not members of the EU).

In October 2011, we acquired Cephalon, Inc. for approximately $6.5 billion in cash. Cephalon is a global biopharmaceutical company with a strong marketed portfolio and pipeline of branded products. In connection with the acquisition, we borrowed approximately $6.5 billion under existing credit facilities.

We were incorporated in Israel on February 13, 1944, and are the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131, Israel, and our telephone number is +972-3-926-7267.

FINANCE SUBSIDIARIES

Teva has organized various finance subsidiaries for the purpose of issuing debt securities pursuant to this prospectus. There are no separate financial statements of the finance subsidiaries in this prospectus because these entities are, or will be treated as, subsidiaries of Teva for financial reporting purposes. We do not believe the financial statements would be helpful to the holders of the securities of these entities because:

•

Teva is a reporting company under the Securities Exchange Act of 1934 (referred to in this prospectus as the “Exchange Act”) and owns, directly or indirectly, all of the voting interests of these entities;

•	these entities do not have any independent operations and do not propose to engage in any activities other than issuing securities and investing the proceeds in Teva or its affiliates; and

•	these entities’ obligations under the securities will be fully and unconditionally guaranteed by Teva.

These entities are exempt from the information reporting requirements of the Exchange Act.

Teva Finance IV LLC

Teva Finance IV LLC is a limited liability company that was formed on December 1, 2008 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance V LLC

Teva Finance V LLC is a limited liability company that was formed on December 1, 2011 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance VI LLC

Teva Finance VI LLC is a limited liability company that was formed on December 1, 2011 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance Company BV

Teva Finance BV is a Curaçao private limited liability company that was formed on November 23, 2005. Its address is Schottegatweg Oost 29D, Curaçao, telephone number +5999 7366066.

Teva Finance III BV

Teva Finance III BV is a Curaçao private limited liability company that was formed on December 9, 2003. Its address is Schottegatweg Oost 29D, Curaçao, telephone number +5999 7366066.

Teva Finance IV BV

Teva Finance IV BV is a Curaçao private limited liability company that was formed on June 28, 2011. Its address is Schottegatweg Oost 29D, Curaçao, telephone number +5999 7366066.

Teva Finance V BV

Teva Finance V BV is a Curaçao private limited liability company that was formed on June 28, 2011. Its address is Schottegatweg Oost 29D, Curaçao, telephone number +5999 7366066.

Teva Finance VI BV

Teva Finance VI BV is a Curaçao private limited liability company that was formed on June 28, 2011. Its address is Schottegatweg Oost 29D, Curaçao, telephone number +5999 7366066.

Teva Finance NV

Teva Finance NV is a Curaçao limited liability company that was formed on December 29, 2000. Its address is Schottegatweg Oost 29D, Curaçao, telephone number +5999 7366066.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors set forth in Part I, Item 3 in our Annual Report on Form 20-F for our most recent fiscal year, as updated by our Reports of Foreign Private Issuer on Form 6-K and other filings we make with the SEC, as incorporated by reference in this prospectus. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement.

FORWARD LOOKING STATEMENTS

The disclosure and analysis in this prospectus, including statements that are predictive in nature, or that depend upon or refer to future events or conditions, contain or incorporate by reference some forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the development and launch of our products, including product approvals and results of clinical trials;

•	projected markets and market size;

•	the results of the Cephalon acquisition;

•	anticipated results of litigation;

•	our projected revenues, market share, expenses, net income margins and capital expenditures; and

•	our liquidity.

This prospectus contains or incorporates by reference forward-looking statements which express the current beliefs and expectations of management. Such statements involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

•	our ability to develop and commercialize additional pharmaceutical products;

•	competition from the introduction of competing generic equivalents and due to increased governmental pricing pressures;

•

the effects of competition on sales of our innovative products, especially Copaxone® (including competition from innovative orally-administered alternatives as well as from potential generic equivalents);

•	potential liability for sales of generic products prior to a final resolution of outstanding patent litigation, including that relating to our generic version of Protonix®;

•	the extent to which we may obtain U.S. market exclusivity for certain of our new generic products

•	the extent to which any manufacturing or quality control problems damage our reputation for high quality production and require costly remediation;

•	our ability to identify, consummate and successfully integrate acquisitions (including the acquisition of Cephalon);

•	our ability to achieve expected results through our innovative R&D efforts;

•	dependence on the effectiveness of our patents and other protections for innovative products;

•	intense competition in our specialty pharmaceutical businesses;

•	uncertainties surrounding the legislative and regulatory pathway for the registration and approval of biotechnology-based products;

•	our potential exposure to product liability claims to the extent not covered by insurance;

•	any failures to comply with the complex Medicare and Medicaid reporting and payment obligations;

•	our exposure to currency fluctuations and restrictions as well as credit risks;

•	the effects of reforms in healthcare regulation and pharmaceutical pricing and reimbursement;

•	adverse effects of political or economical instability, major hostilities or acts of terrorism on our significant worldwide operations;

•	increased government scrutiny in both the U.S. and Europe of our agreements with brand companies;

•	interruptions in our supply chain or problems with our information technology systems that adversely affect our complex manufacturing processes;

•	the impact of continuing consolidation of our distributors and customers;

•	the difficulty of complying with U.S. Food and Drug Administration, European Medicines Agency and other regulatory authority requirements;

•	potentially significant impairments of intangible assets and goodwill;

•	potential increases in tax liabilities resulting from challenges to our intercompany arrangements;

•	the termination or expiration of governmental programs or tax benefits;

•	any failure to retain key personnel or to attract additional executive and managerial talent;

•	environmental risks; and

•	other factors that are discussed in this registration statement, our Annual Report on Form 20-F for the year ended December 31, 2010, and in our other filings with the SEC.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update any forward-looking statements or other information contained in this prospectus, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our Reports of Foreign Private Issuer on Form 6-K that are filed with the SEC. See “Risk Factors” beginning on page 3 of this prospectus. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with U.S. GAAP for each of the periods presented below was as follows:

	Nine months ended September 30, 2011	Year Ended December 31,
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	16.1	16.5	9.4	4.5	9.5	4.1

The finance subsidiaries did not have any independent operations for the relevant periods.

PRICE RANGE OF ADSs AND ORDINARY SHARES

Teva Ordinary Shares

Teva’s ordinary shares have been listed on the Tel Aviv Stock Exchange (“TASE”) since 1951. As of December 7, 2011, Teva had 941,694,965 ordinary shares outstanding, including ordinary shares underlying our outstanding American Depositary Shares (“ADSs”).

The table below sets forth in New Israeli Shekels (“NIS”) the high and low intraday sale prices of the ordinary shares on the TASE during the periods indicated, as reported by the TASE.

Period	High	Low
Last six months:
December 2011 (until December 7)	152.60	148.10
November 2011	155.00	138.20
October 2011	150.80	133.00
September 2011	148.80	130.30
August 2011	151.70	138.30
July 2011	170.00	157.10
June 2011	172.80	161.10
Last eight quarters:
Q3 2011	170.00	133.00
Q2 2011	177.60	155.70
Q1 2011	204.60	169.00
Q4 2010	197.20	176.90
Q3 2010	213.50	183.60
Q2 2010	240.60	195.60
Q1 2010	242.70	208.50
Q4 2009	215.20	185.20
Last five years:
2010	242.70	176.90
2009	215.20	160.30
2008	188.80	136.00
2007	188.90	130.00
2006	205.00	129.20

On December 7, 2011, the last reported sale price of the ordinary shares on the TASE was NIS 150.40. The TASE also quotes options on the ordinary shares.

Teva ADSs

Teva’s ADSs, which have been traded in the U.S. since 1982, were listed and admitted to trading on the Nasdaq National Market in October 1987 and now trade on the Nasdaq Global Select Market. The ADSs are quoted under the symbol “TEVA.” The Bank of New York Mellon serves as depositary for the ADSs. In November 2002, Teva was added to the NASDAQ 100 Index. As of December 7, 2011, Teva had 699,470,151 ADSs outstanding. Each ADS represents one ordinary share; accordingly, the number of the outstanding ADSs is included in the number of outstanding ordinary shares. For a more detailed description of Teva ADSs, see “Description of Teva American Depositary Shares.”

The following table sets forth information regarding the high and low prices of an ADS on Nasdaq for the periods specified in U.S. dollars.

Period	High	Low
Last six months:
December 2011 (until December 7)	40.95	39.50
November 2011	41.75	36.88
October 2011	42.40	35.01
September 2011	41.76	34.85
August 2011	44.40	36.06
July 2011	49.28	44.82
June 2011	50.54	46.02
Last eight quarters:
Q3 2011	49.28	34.85
Q2 2011	50.70	44.29
Q1 2011	56.11	46.69
Q4 2010	54.70	48.28
Q3 2010	56.37	46.99
Q2 2010	64.36	50.63
Q1 2010	64.95	55.88
Q4 2009	56.88	48.95
Last five years:
2010	64.95	46.99
2009	56.88	41.05
2008	50.00	35.89
2007	47.14	30.81
2006	44.71	29.22

On December 7, 2011, the last reported sale price for the ADSs on Nasdaq was $39.99. The Chicago Board Options Exchange, Chicago Board Options Exchange C2, International Securities Exchange, Nasdaq, Nasdaq OMX Boston, NASDAQ OMX Philadelphia, BATS, NYSE Amex and NYSE Arca quote options on Teva’s ADSs under the symbol “TEVA”.

Teva’s ADSs are also traded on the exchanges in Frankfurt and Berlin.

Dividends

We have paid dividends on a regular quarterly basis since 1986. Future dividend policy will be reviewed by Teva’s board of directors based upon conditions then existing, including our earnings, financial condition, capital requirements and other factors. Our ability to pay cash dividends may be restricted by instruments governing our debt obligations. Dividends are declared and paid in NIS. Dividends are converted into U.S. dollars and paid by the depositary of our ADSs for the benefit of owners of ADSs, and are subject to exchange rate fluctuations between the NIS and the U.S. dollar between the declaration date and the date of actual payment.

Dividends paid by an Israeli company to shareholders residing outside Israel are generally subject to withholding of Israeli income tax at a rate of up to 20%. Such tax rates apply unless a lower rate is provided in a treaty between Israel and the shareholder’s country of residence. In our case, the applicable withholding tax rate will depend on the particular Israeli production facilities that have generated the earnings that are the source of the specific dividend and, accordingly, the applicable rate may change from time to time.

The following table sets forth the amounts of the dividends paid in respect of each period indicated prior to deductions for applicable Israeli withholding taxes (in cents per share).

	2011	2010	2009	2008	2007	2006
	In cents per share
1st interim	23.0	18.8	14.5	13.1	9.9	7.6
2nd interim	23.1	18.1	15.1	12.9	9.2	7.7
3rd interim	21.9	19.3	15.9	11.8	10.0	7.9
4th interim	n/a	21.8	18.7	14.7	12.4	9.4

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by Teva or the finance subsidiaries will be used for general corporate purposes, which may include additions to working capital, investments in or extensions of credit to our subsidiaries, the repayment of indebtedness, repurchases of our ADSs, ordinary shares and other securities and future acquisitions.

DESCRIPTION OF ORDINARY SHARES

Description of Ordinary Shares

The par value of Teva’s ordinary shares is NIS 0.10 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of paid-up ordinary shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors. Teva’s board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year out of profits available for dividends after statutory appropriation to capital reserves. Declaration of a final dividend (not exceeding the amount proposed by Teva’s board of directors) requires shareholder approval through the adoption of an ordinary resolution. Dividends are declared in NIS. All ordinary shares represented by the ADSs will be issued in registered form only. Ordinary shares do not entitle their holders to preemptive rights.

Voting is on the basis of one vote per share. An ordinary resolution (for example, resolutions for the approval of final dividends and the appointment of auditors) requires the affirmative vote of a majority of the shares voting in person or by proxy. Certain resolutions (for example, resolutions amending many of the provisions of Teva’s articles of association) require the affirmative vote of at least 75% of the shares voting in person or by proxy, and certain amendments of the articles of association require the affirmative vote of at least 85% of the shares voting in person or by proxy, unless a lower percentage shall have been established by the board of directors, and approved by three-quarters of those directors voting, at a meeting of the board of directors which shall have taken place prior to that general meeting.

Meetings of Shareholders

Under the Israeli Companies Law (the “Companies Law”) and Teva’s articles of association, Teva is required to hold an annual meeting every year no later than fifteen months after the previous annual meeting. In addition, Teva is required to hold a special meeting:

•	at the direction of the board of directors;

•	if so requested by two directors or one-fourth of the serving directors; or

•	upon the request of one or more shareholders who hold at least 5% of the voting rights.

If the board of directors receives a demand to convene a special meeting, it must publicly announce the scheduling of the meeting within 21 days after the demand was delivered. The meeting must then be held no later than 35 days after the notice was made public (except under certain circumstances as provided under the Companies Law).

The agenda at a general meeting is determined by the board of directors. The agenda must also include proposals for which the convening of a special meeting was demanded, as well as any proposal requested by one or more shareholders who hold no less than 1% of the voting rights, as long as the proposal is one suitable for discussion at a general meeting.

A notice of a general meeting must be made public and delivered to every shareholder registered in the shareholders’ register at least 30 days before the meeting is convened. The shareholders entitled to participate and vote at the meeting are the shareholders as of the record date set in the decision to convene the meeting, provided that the record date is not more than 40 days, and not less than 28 days, before the date of the meeting, and further provided that notice of the general meeting was published prior to the record date. Israeli regulations further require public companies to send voting cards, proxy notes and position papers to their shareholders if certain issues, as provided by the Companies Law, are included in the agenda of such meeting.

Under the Companies Law, a shareholder who intends to vote at a meeting must demonstrate that he owns shares in accordance with certain regulations. Under these regulations, a shareholder whose shares are registered with a member of the Tel Aviv Stock Exchange must provide Teva with an authorization from such member regarding his ownership as of the record date.

Right of Non-Israeli Shareholders to Vote

Neither Teva’s memorandum of association, its articles of association, nor the laws of the State of Israel restrict in any way the ownership or voting of Teva’s ordinary shares by nonresidents or persons who are not citizens of Israel, except with respect to citizens or residents of countries that are in a state of war with Israel.

Change of Control

Subject to certain exceptions, the Companies Law provides that a merger requires approval both by the board of directors and by the shareholders of each of the merging companies. In approving a merger, the board of directors must determine that there is no reasonable expectation that, as a result of the merger, the merged company will not be able to meet its obligations to its creditors. Creditors may seek a court order to enjoin or delay the merger if there is an expectation that the merged company will not be able to meet its obligations to its creditors. A court may also issue other instructions for the protection of the creditors’ rights in connection with a merger.

Under the Companies Law, an acquisition of shares in a public company must be made by means of a purchase offer to all shareholders if, as a result of the acquisition, the purchaser would become a 25% or more shareholder of the company and no other person holds over 25% of the company’s shares, or if following the acquisition, the purchaser would hold over 45% of the company’s shares and no other person holds over 45% of the company’s shares. This rule does not apply to a purchase of shares by way of a “private offering” in certain circumstances provided under the Companies Law. The board of directors must provide the shareholders with its opinion as to the advisability of the purchase offer, or if it is unable to do so, may refrain from providing such opinion, provided that it reports the reasons for not so doing. The board must also disclose any personal interest of any of its members in the proposed acquisition.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the deposit agreement, as amended, among Teva, The Bank of New York Mellon as depositary, which we refer to as the depositary, and the holders from time to time of ADSs. This summary is not complete and is qualified in its entirety by the amended and restated deposit agreement, a copy of which has been filed as an exhibit to the Registration Statement on Form F-6 filed with the SEC, as amended by Post-Effective Amendment No. 2 thereto on December 28, 2007. Additional copies of the deposit agreement are available for inspection at the corporate trust office of the depositary, 101 Barclay Street, New York, New York 10286.

American Depositary Shares and Receipts

Each ADS represents one ordinary share of Teva deposited with the custodian. ADSs may be issued in uncertificated form or may be evidenced by an American Depositary Receipt, or ADR. ADRs evidencing a specified number of ADSs are issuable by the depositary pursuant to the deposit agreement.

Deposit and Withdrawal of Ordinary Shares

The depositary has agreed that, upon deposit with the custodian of ordinary shares of Teva accompanied by an appropriate confirmation or confirmations of a book-entry transfer or instrument or instruments of transfer or endorsement in form satisfactory to the custodian and any certificates as may be required by the depositary or the custodian, the depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the deposit agreement, to or upon the written order of the person or persons entitled thereto, uncertificated securities or an ADR registered in the name of such person or persons for the number of ADSs issuable with respect to such deposit.

Every person depositing ordinary shares under the deposit agreement shall be deemed to represent and warrant that such ordinary shares are validly issued, fully paid and non-assessable ordinary shares and that such person is duly authorized to make such deposit, and the deposit of such ordinary shares or sale of ADSs by that person is not restricted under the Securities Act.

Upon surrender of ADSs at the corporate trust office of the depositary, and upon payment of the fees provided in the deposit agreement, ADS holders are entitled to delivery to them or upon their order at the principal office of the custodian or at the corporate trust office of the depositary of certificates representing the ordinary shares and any other securities, property or cash represented by the surrendered ADSs. Delivery to the corporate trust office of the depositary shall be made at the risk and expense of the ADS holder surrendering ADSs.

The depositary may deliver ADSs prior to the receipt of ordinary shares or “pre-release.” The depositary may deliver ordinary shares upon the receipt and surrender of ADSs that have been pre-released, whether or not such surrender is prior to the termination of such pre-release or the depositary knows that such ADSs have been pre-released. Each pre-release will be:

•

accompanied by a written representation from the person to whom ordinary shares or ADSs are to be delivered that such person, or its customer, owns the ordinary shares or ADSs to be remitted, as the case may be;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary with no more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

The number of ADSs outstanding at any time as a result of pre-releases will not normally exceed 30% of the ordinary shares outstanding with the depositary; provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

Dividends, Other Distributions and Rights

The depositary shall, as promptly as practicable, convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can reasonably do so and transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it or the custodian receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any fees of the depositary and expenses incurred by the depositary in connection with conversion, to the holders of ADSs. The amount distributed will be reduced by any amounts to be withheld by Teva or the depositary for applicable taxes, net of expenses of conversion into U.S. dollars. If the depositary determines that any foreign currency received by it or the custodian cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADS holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADSs entitled thereto, the depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADSs and may distribute the balance of the currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of such holders of ADSs.

If any distribution upon any ordinary shares deposited or deemed deposited under the deposit agreement consists of a dividend in, or free distribution of, additional ordinary shares, the depositary shall, only if Teva so requests, distribute to the holders of outstanding ADSs, on a pro rata basis, additional ADSs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the deposit agreement and net of any fees and expenses of the depositary. In lieu of delivering fractional ADSs in the event of any such distribution, the depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADSs. If additional ADSs are not so distributed, each ADS shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADS prior to such distribution.

If Teva offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with Teva, shall have discretion as to the procedure to be followed in making such rights available to holders of ADSs or in disposing of such rights for the benefit of such holders and making the net proceeds available to such holders or, if the depositary may neither make such rights available to such holders nor dispose of such rights and make the net proceeds available to such holders, the depositary shall allow the rights to lapse; provided, however, that the depositary will, if requested by Teva, take action as follows:

•

if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all holders of ADSs or to certain holders of ADSs but not other holders of ADSs, the depositary may distribute to any holder of ADSs to whom it determines the distribution to be lawful and feasible, on a pro rata basis, warrants or other instruments therefor in such form as it deems appropriate; or

•

if the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain holders of ADSs, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the holder of ADSs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary and all taxes and governmental charges) for the account of such holders of ADSs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such holders of ADSs because of exchange restrictions or the date of delivery of any ADS or otherwise.

In circumstances in which rights would not otherwise be distributed, if a holder of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the depositary will make such rights available to such holder upon written notice from Teva to the depositary that

Teva has elected in its sole discretion to permit such rights to be exercised and such holder has executed such documents as Teva has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the depositary from such holder to exercise such rights, upon payment by such holder to the depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and Teva shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such holder. As agent for such holder, the depositary will cause the ordinary shares so purchased to be deposited under the deposit agreement, and shall issue and deliver to such holder legended ADRs or confirmations with respect to uncertificated ADSs, restricted as to transfer under applicable securities laws.

The depositary will not offer to the holders of ADSs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADSs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the depositary and Teva has been obtained.

The depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to holders of ADSs in general or any holder in particular.

If the depositary determines that any distribution of property is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may by public or private sale in Israel dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay any such taxes or charges, and the depositary will distribute the net proceeds of any such sale and after deduction of any taxes or charges to the ADS holders entitled thereto.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Teva or to which it is a party, any securities that shall be received by the depositary or the custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the deposit agreement, and ADSs shall thenceforth represent, in addition to the existing deposited securities, the right to receive the new ordinary shares so received in respect of ordinary shares, unless additional ADSs are delivered or the depositary calls for the surrender of outstanding ADSs to be exchanged for new ADSs.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the depositary causes a change in the number of ordinary shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares, the depositary shall fix a record date which shall be as close as practicable to the record date applicable to the ordinary shares, provided that the record date established by Teva or the depositary shall not occur on a day on which the shares or ADSs are not traded in Israel or the U.S.:

•	for the determination of the holders of ADSs who shall be:

•	entitled to receive such dividend, distribution or rights, or the net proceeds of the sale, or

•	entitled to give instructions for the exercise of voting rights at any such meeting; or

•	on or after which each ADS will represent the changed number of ordinary shares.

Reports and Other Communications

Teva will furnish to the depositary and the custodian all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same. The depositary will make such notices, reports and communications available for inspection by ADS holders at its corporate trust office when furnished by Teva pursuant to the deposit agreement and, upon request by Teva, will mail such notices, reports and communications to ADS holders at Teva’s expense.

Voting of the Underlying Ordinary Shares

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, if requested in writing, the depositary shall, as soon as practicable thereafter, mail to the ADS holders a notice containing:

•	such information as is contained in the notice received by the depositary; and

•

a statement that the holders of ADSs as of the close of business on a specified record date will be entitled, subject to applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to instruct the depositary as to the exercise of voting rights, if any, pertaining to the amount of ordinary shares represented by their respective ADSs.

Upon the written request of an ADS holder on such record date, received on or before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as is practicable and permitted under applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to vote or cause to be voted the amount of ordinary shares represented by the ADSs in accordance with the instructions set forth in such request. If no instructions are received by the depositary from a holder of an ADS, the depositary shall give a discretionary proxy for the ordinary shares represented by such holder’s ADS to a person designated by Teva.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the terms of the deposit agreement may at any time be amended by written agreement between Teva and the depositary, without the consent of the ADS holders. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of holders of ADSs shall, however, not become effective until the expiration of thirty days after notice of such amendment has been given to the holders of outstanding ADSs. Every holder of an ADS at the time such amendment becomes effective will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any ADS holder to surrender the ADSs held by such holder and receive therefore the underlying ordinary shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by Teva, the depositary has agreed to terminate the deposit agreement by mailing notice of such termination to the holders of all ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to Teva and the holders of all ADSs then outstanding if at any time 60 days shall have expired after the depositary shall have delivered to Teva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADSs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under the deposit agreement, except:

•	the collection of dividends and other distributions;

•	the sale of rights and other property; and

•

the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs, subject to the terms of the deposit agreement.

At any time after the expiration of one year from the date of termination, the depositary may sell the underlying ordinary shares and hold uninvested the net proceeds, together with any cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that have not theretofore surrendered their ADSs and such holders shall become general creditors of the depositary with respect to such net proceeds. After making such sale, the depositary shall be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting fees of the depositary) and except for obligations for indemnification set forth in the deposit agreement. Upon the termination of the deposit agreement, Teva will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

Teva will pay the fees and out-of-pocket expenses of the depositary and those of any registrar only in accordance with agreements in writing entered into between the depositary and Teva from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Teva or an exchange of stock regarding the ADSs or deposited ordinary shares or a distribution of ADSs pursuant to the terms of the deposit agreement):

•	any applicable taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable, telex and facsimile transmission charges as provided in the deposit agreement;

•	any expenses incurred in the conversion of foreign currency;

•

a fee of $5.00 or less per 100 ADSs (or a portion of such amount of ADSs) for the delivery of ADSs in connection with the deposit of ordinary shares, distributions in ordinary shares on the surrender of ADSs or the distribution of rights on the ordinary shares;

•	a fee of $0.02 or less per ADS for any cash distributions on the ordinary shares;

•	a fee of $5.00 or less per 100 ADSs (or a portion of such amount of ADSs) for the distribution of securities on the ordinary shares (other than ordinary shares or rights thereon); and

•

a fee $0.02 or less per ADS annually for depositary services performed by the depositary and/or the custodians (which may be charged directly to the owners or which may be withheld from cash distributions, at the sole discretion of the depositary).

The depositary may own and deal in any class of securities of Teva and its affiliates and in ADSs.

Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, except during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or Teva at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the deposit agreement. The surrender of outstanding ADSs and withdrawal of deposited ordinary shares may not be suspended subject only to:

•	temporary delays caused by closing the transfer books of the depositary or Teva, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; and

•	compliance with the U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the deposited ordinary shares.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the delivery, registration of transfer, split-up, combination or surrender of any ADS or withdrawal of ordinary shares, the depositary, the custodian or the registrar may require payment from the person presenting the ADS or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADSs, may require the production of proof satisfactory to the depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the depositary may establish consistent with the provisions of the deposit agreement. The depositary may refuse to deliver ADSs, register the transfer of any ADS or make any distribution on, or related to, ordinary shares until it or the custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Holders of ADSs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than Teva’s business or a matter related to the deposit agreement or ADSs.

General

Neither the depositary nor Teva nor any of their directors, employees, agents or affiliates will be liable to the holders of ADSs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of Teva’s memorandum and articles of association, as amended, or any circumstance beyond its control, the depositary or Teva or any of their respective directors, employees, agents or affiliates is prevented or delayed in performing its obligations or exercising its discretion under the deposit agreement or is subject to any civil or criminal penalty on account of performing its obligations. The obligations of Teva and the depositary under the deposit agreement are expressly limited to performing their obligations specifically set forth in the deposit agreement without negligence or bad faith.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We or any of the other finance subsidiaries may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, between Teva and The Bank of New York Mellon, as trustee. Teva’s subordinated debt securities would be issued under a subordinated indenture between Teva and The Bank of New York Mellon, as trustee. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The senior debt securities of each finance subsidiary would be issued under a senior indenture among that entity, Teva, as guarantor, and The Bank of New York Mellon, as trustee. The subordinated debt securities of each finance subsidiary would be issued under a subordinated indenture among that entity, Teva, as guarantor, and The Bank of New York Mellon, as trustee.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” All senior indentures are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” All subordinated indentures are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indentures.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the senior debt securities will be the issuer’s direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of the issuer’s other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Payments

The issuer may issue debt securities from time to time in one or more series. The provisions of the indentures allow the issuer to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series, as well as debt securities of other series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. The issuer may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for ADSs or other of our securities or of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances the issuer will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material Israeli, U.S. federal, and if applicable, Curaçao income tax consequences, including, but not limited to:

•

tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in foreign currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•

any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations relating attributes required for the debt securities to be afforded certain capital treatment for bank regulatory or other purposes.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. The issuer will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

Each indenture provides holders of debt securities with remedies if the issuer and/or guarantor, as the case may be, fails to perform specific obligations, such as making payments on the debt securities, or if the issuer and/or guarantor, as the case may be, becomes bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indentures, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as event of default, having occurred and be continuing:

•	default is made in the payment of premium or principal in respect of the securities;

•	default is made for more than 30 days in the payment of interest in respect of the securities;

•

the issuer and/or guarantor, as the case may be, fails to perform or observe any of its other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	issuer’s and/or guarantor’s, as the case may be, bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of the issuer and/or guarantor, as the case may be; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of the issuer and/or guarantor, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the issuer and guarantor, as the case may be, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of the issuer and/or the guarantor, as the case may be, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to the issuer and/or guarantor, as the case may be, may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its reasonable satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action and

•	offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that the issuer and guarantor, if applicable, will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

The issuer has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions:

Discharge of Indenture. The issuer may discharge all of its obligations, other than as to transfers and exchanges, under the indenture after it has:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

•

irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. The issuer may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. The issuer may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

the issuer irrevocably deposits with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	the issuer delivers to the relevant trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•

the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. The issuer and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. Each issuer and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, the issuer and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where the issuer’s obligation runs to the holder of the security named on the face of the security or

•	in bearer form, where the issuer’s obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. The issuer may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the issuer, the guarantor, if applicable, the trustee or any other agent of the issuer, guarantor or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the issuer within 90 days, the issuer will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the issuer may, at any time and in its sole discretion, decide not to have any of the securities represented by one or more registered global securities. If the issuer makes that decision, it will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Guarantees

Teva will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by the finance subsidiaries pursuant to this prospectus. The guarantee is set forth in, and forms part of, the finance subsidiary indenture under which the debt securities will be issued. If, for any reason, the issuer does not make any required payment in respect of its debt securities when due, the guarantor will cause the payment to be made to or to the order of the trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture, and on a subordinated basis to the extent the guaranteed debt securities are issued under the subordinated indenture. The extent to which the guarantee is subordinated to other indebtedness of the guarantor will be substantially the same as the extent to which the subordinated debt issued by the issuer is subordinated to the other indebtedness of the issuer as described below under “—Subordination of the Subordinated Debt Securities.” The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing any other person or entity.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer,

then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities. This payment may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debt securities. The Bank of New York Mellon, 101 Barclay Street, New York, New York, 10286, is the depositary for the ADSs. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF PURCHASE CONTRACTS

Teva may issue purchase contracts for the purchase or sale of debt or equity securities issued by Teva or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Teva may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Teva to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Teva’s obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Teva may issue units consisting of one or more purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF WARRANTS

Teva may issue warrants to purchase its debt or equity securities, debt securities of the finance subsidiaries or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Teva and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli, U.S. federal, and if applicable, Curaçao income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

TAXATION

The material Israeli, U.S. federal, and if applicable, Curaçao income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Teva or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Teva or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Teva or any of its subsidiaries to indemnification by Teva or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Teva or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Report of Teva Management on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F of Teva Pharmaceutical Industries Limited for the year ended December 31, 2010, have been so incorporated in reliance on the reports of Kesselman and Kesselman, an independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Tulchinsky Stern Marciano Cohen Levitski & Co., Israel. Certain legal matters with respect to Curaçao law will be passed upon for the issuers by VanEps Kunneman VanDoorne, Curaçao. Any underwriters will be advised about other issues relating to any offering by their own counsel.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxies, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and filed electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated into this prospectus by reference:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2010;

(2)

Our Reports of Foreign Private Issuer on Form 6-K, filed with the SEC on January 5, 2011, January 10, 2011, January 25, 2011, January 26, 2011, January 27, 2011, February 2, 2011, February 9, 2011, February 10, 2011, March 1, 2011, March 17, 2011, March 21, 2011, March 24, 2011, April 7, 2011, April 11, 2011, April 12, 2011, April 25, 2011 (Reports regarding Copaxone® study and statement on DEFINE study results), April 26, 2011, May 2, 2011, May 3, 2011, May 11, 2011 (Report filed at 12:44:15 p.m. EDT), May 17, 2011 (two Reports), May 19, 2011, May 31, 2011 (two Reports), June 2, 2011 (two Reports), June 7, 2011, June 13, 2011, June 14, 2011, June 21, 2011 (two Reports), June 27, 2011, July 21, 2011, July 28, 2011, August 1, 2011, August 2, 2011 (three Reports), August 4, 2011, August 8, 2011, September 6, 2011, September 12, 2011, September 13, 2011 (two Reports), September 20, 2011, September 21, 2011, October 11, 2011 (three Reports), October 13, 2011, October 14, 2011 (two Reports), October 19, 2011, October 24, 2011, October 25, 2011, November 2, 2011 (three Reports, filed at 10:19:53 a.m. EDT, 10:39:42 a.m. EDT and 12:09:40 p.m. EDT, respectively), November 8, 2011, November 10, 2011, December 1, 2011 (filed at 10:54:54 a.m. EST), December 2, 2011 and December 8, 2011;

(3)	The description of Teva’s ordinary shares, par value NIS 0.10 per share and the American Depositary Shares representing the ordinary shares, contained in the registration statement on Form F-4, as amended on October 14, 2008 (Registration Statement No. 333-153497).

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may also obtain copies of these documents free of charge through our website at http://www.tevapharm.com or by contacting us at our address or telephone number set forth below. Other than the documents incorporated by reference herein as specified above, the documents and other information on our website are not incorporated by reference herein.

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7267

ENFORCEMENT OF CIVIL LIABILITIES

Teva Pharmaceutical Industries Limited

Teva is organized under the laws of Israel and most of Teva’s directors and officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Teva’s assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Teva Finance Company BV, Teva Finance III BV, Teva Finance IV BV, Teva Finance V BV, Teva Finance VI BV and Teva Finance NV

Each of the BVs is organized under the laws of Curaçao and its managing directors and supervisory directors reside outside the United States, and all or a significant portion of the assets of such person may be, and substantially all of the assets of each of the BVs are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon any of the BVs or any such person or to enforce against any of the BVs or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and Curaçao do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in Curaçao.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in Curaçao, that party may submit to the Curaçao court the final judgment that has been rendered in the United States. A foreign judgment would be enforceable in Curaçao generally, without any re-examination of the merits of the original judgment provided that:

(1)	the judgment is final in the jurisdiction where rendered and was issued by a competent court;

(2)	the judgment is valid in the jurisdiction where rendered;

(3)	the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity for the defendant to defend against the foreign action;

(4)	the judgment does not violate natural justice or any compulsory provisions of Curaçao law or principles of public policy;

(5)	the terms and conditions governing the indentures do not violate any compulsory provisions of Curaçao law or principles of public policy;

(6)	the judgment is not contrary to a prior or simultaneous judgment of a competent Curaçao court; and

(7)	the judgment has not been rendered in proceedings of a penal, revenue or other public law nature.

$2,000,000,000

Teva Pharmaceutical Finance Company B.V.

$1,300,000,000  2.950% Senior Notes due 2022

Teva Pharmaceutical Finance IV, LLC

$700,000,000  2.250% Senior Notes due 2020

PROSPECTUS SUPPLEMENT

December 13, 2012

Joint Book-Running Managers

BARCLAYS

GOLDMAN, SACHS & CO.

J.P. MORGAN

MORGAN STANLEY

Passive Book-Runners

BNP PARIBAS

CITIGROUP

CREDIT SUISSE

HSBC

Co-Managers

DNB MARKETS

MITSUBISHI UFJ SECURITIES

MIZUHO SECURITIES

PNC CAPITAL MARKETS LLC

RBC CAPITAL MARKETS

SMBC NIKKO